Exhibit 9

Opinion and Consent of Counsel

Administrative Office 4333 Edgewood Road NE Cedar Rapids, IA 52499

April 16, 2013

Transamerica Advisors Life Insurance Company

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Advisors Life Insurance Company and Merrill Lynch Life Variable Annuity Separate Account D to be filed with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1)	Transamerica Advisors Life Insurance Company is duly organized and validly existing under the laws of the State of Arkansas and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Arkansas.

2)	Merrill Lynch Life Variable Annuity Separate Account D is a duly authorized and existing separate account established pursuant to Arkansas law.

3)	The individual variable annuity contracts have been duly authorized by Transamerica Advisors Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Advisors Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

Transamerica Advisors Life Insurance Company

/s/ Darin D. Smith
Darin D. Smith Managing Assistant General Counsel

an AEGON company